Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(f)(1)

This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the “Act”) by and between the parties listed below, each referred to herein as a “Joint Filer.”  The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filigns.  The Joint Filers state that they each satisfy the requirements for making a joint filig under Rule 13d-1.

HANCOCK PARK CAPITAL II, L.P.

By:	Hancock Park Associates III, LLC, Its general partner

By:	/s/ Michael J. Fourticq

HANCOCK PARK ASSOCIATES III, LLC

By:	/s/ Michael J. Fourticq
Managing Member

/s/ Michael J. Fourticq
MICHAEL J. FOURTICQ